Exhibit 99.1

FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. ANNOUNCES FIRST QUARTER FISCAL YEAR 2006 RESULTS

RUTLAND, VERMONT (September 7, 2005)—Casella Waste Systems, Inc. (Nasdaq: CWST), a regional, non-hazardous solid waste services company, today reported financial results for the first quarter of its 2006 fiscal year.

First Quarter Results

For the quarter ended July 31, 2005, the company reported revenues of $132.0 million. The company’s net income per common share was $0.09. Operating income for the quarter was $13.1 million. Cash provided by operating activities in the quarter was $22.6 million. The company’s earnings before interest, taxes, depreciation and amortization (EBITDA) was $29.2 million*. As of July 31, 2005, the company had cash on hand of $6.8 million, and had an outstanding total debt level of $386.5 million.

Highlights of the Quarter

 “Our most significant accomplishment in the first quarter was the 14-0 vote of the Chemung County Legislature to enter into an operating agreement with the company for the operation of the county’s Subtitle D landfill,” John W. Casella, chairman and chief executive officer, said. “Once again, we’ve been able to apply our unique public/private partnership model to the successful development of disposal capacity, one of our highest ongoing strategic priorities.

“Our EBITDA* numbers were impacted in the areas of fuel and third-party transportation as volumes increased at our disposal facilities,” Casella said.

“Our Central region saw its tonnages impacted by the disruption of business resulting from a fire at our Glens Falls-area transfer station, which was not able to accept any waste for several weeks while it underwent repairs,” Casella said. “We were also impacted by expenses surrounding the successful effort to defend our permit at our Wellsboro, Penn. transfer station. The impact from these two events was approximately $825,000, or 2 cents per share.”

“We also saw increased costs from Sarbannes-Oxley requirements on a year-over-year basis,” Casella said.

“On the positive side, we saw healthy price and volume growth both in our solid waste and recycling operations, and realized a nearly one hundred basis point reduction in labor costs as a percent of revenue, the result of our successful efforts in continuous improvement,” Casella said.

Company Reaffirms Fiscal Year 2006 Guidance

The company reaffirmed that it believes its results for fiscal year 2006 will be in the following ranges:

•                  Revenues between $500.0 million and $520.0 million;

•                  EBITDA between $112.0 million and $116.0 million;

•                  Non-growth maintenance capital expenditures between $57.0 million and $61.0 million; facility capital expenditures of $6.0 million; and landfill development capital expenditures of $32.0 million (in conjunction with the addition of 52 million tons of total company-wide disposal capacity since year-end 2003), for a total of expected capital expenditures between $95.0 million and $99.0 million; and

•                  Free cash flow between $(13.0) million and $(9.0) million.

*Non-GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose free cash flow and earnings before interest, taxes, depreciation and amortization (EBITDA), which are non-GAAP measures.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies in the solid waste industry, and assist investors in measuring our ability to meet capital expenditure and working capital requirements. For these reasons we utilize these non-GAAP metrics to measure our performance at all levels. These measures do not represent, and should not be considered as alternatives to cash provided by operating activities as determined in accordance with GAAP. Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as working capital or capital expenditures, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

More detailed financial results are contained in the tables accompanying this release.

 Casella Waste Systems, headquartered in Rutland, Vermont, provides collection, transfer, disposal and recycling services primarily in the northeastern United States.

For further information, contact Richard Norris, chief financial officer; or Joseph Fusco, vice president; at (802) 775-0325, or visit the company’s website at http://www.casella.com.

The company will host a conference call to discuss these results on Thursday, September 8, 2005 at 10:00 a.m. ET. Individuals interested in participating in the call should dial (913) 981-5571 at least 10 minutes before start time. The call will also be webcast; to listen, participants should visit Casella Waste Systems’ website at http://www.casella.com and follow the appropriate link to the webcast. A replay of the call will be available by calling 719-457-0820 (conference code #9089324) before 11:59 p.m. ET, Thursday, September 15, 2005, or by visiting the company’s website.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the Company “believes,” “anticipates,” “expects” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are forward-looking statements. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: we may be unable to make acquisitions and otherwise develop additional disposal capacity; continuing weakness in general economic conditions may affect our revenues; increasing fuel costs may affect our cost of operations; we may be required to incur capital expenditures in excess of our estimates; and fluctuations in the commodity pricing of our recyclables may make it more difficult for us to predict our results of operations. Other factors which could materially affect such forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission, including certain factors which could affect future operating results detailed in the Management’s Discussion and Analysis section in our Form 10-K for the fiscal year ended April 30, 2005.

(tables follow)

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except amounts per share)

	Three Months Ended
	July 31, 2004	July 31, 2005

Revenues	$123,672	$132,000

Operating expenses:
Cost of operations	78,277	85,587
General and administration	15,515	17,218
Depreciation and amortization	17,223	16,134
	111,015	118,939

Operating income	12,657	13,061

Other expense/(income), net:
Interest expense, net	7,088	7,350
Loss from equity method investments	68	70
Other expense	530	51

	7,686	7,471
Income from continuing operations before income taxes and discontinued operations	4,971	5,590
Provision for income taxes	2,209	2,483

Income from continuing operations before discontinued operations	2,762	3,107

Income from discontinued operations, net of income taxes (1)	81	—

Net income	2,843	3,107

Preferred stock dividend	838	850

Net income available to common stockholders	$2,005	$2,257

Common stock and common stock equivalent shares outstanding, assuming full dilution	25,092	25,218

Net income per common share before discontinued operations	$0.08	$0.09

Net income per common share	$0.08	$0.09

EBITDA (2)	$29,880	$29,195

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	April 30, 2005	July 31, 2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,578	$6,773
Restricted cash	70	71
Accounts receivable - trade, net of allowance for doubtful accounts	51,726	56,642
Other current assets	9,009	8,447

Total current assets	69,383	71,933

Property, plant and equipment, net of accumulated depreciation	412,753	431,515
Goodwill	157,492	158,264
Intangible assets, net	2,711	2,436
Restricted cash	12,124	12,175
Investments in unconsolidated entities	37,699	36,928
Other non-current assets	20,292	16,605

	$712,454	$729,856
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$281	$315
Current maturities of capital lease obligations	632	643
Accounts payable	46,107	48,104
Other accrued liabilities	45,734	45,427
Total current liabilities	92,754	94,489

Long-term debt, less current maturities	378,436	389,580
Capital lease obligations, less current maturities	1,475	1,310
Other long-term liabilities	33,043	34,508

Series A redeemable, convertible preferred stock	67,964	68,814

Stockholders’ equity	138,782	141,155

	$712,454	$729,856

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(In thousands)

	Three Months Ended
	July 31, 2004	July 31, 2005
Cash Flows from Operating Activities:
Net income	$2,843	$3,107
Adjustments to reconcile net income to net cash provided by operating activities-
Depreciation and amortization	17,223	16,134
Depletion of landfill operating lease obligations	1,347	1,428
Loss from equity method investment	68	70
Loss on sale of equipment	276	99
Deferred income taxes	1,755	1,721
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(3,799)	62
	16,870	19,514
Net Cash Provided by Operating Activities	19,713	22,621
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(3,582)	(1,044)
Additions to property, plant and equipment - Growth	(5,309)	(14,941)
- Maintenance	(17,599)	(19,675)
Payments on landfill operating lease contracts	(9,363)	(428)
Other	767	638
Net Cash Used In Investing Activities	(35,086)	(35,450)
Cash Flows from Financing Activities:
Proceeds from long-term borrowings	44,850	35,955
Principal payments on long-term debt	(34,306)	(24,931)
Proceeds from exercise of stock options	240	—
Net Cash Provided by Financing Activities	10,784	11,024
Net decrease in cash and cash equivalents	(4,589)	(1,805)
Cash and cash equivalents, beginning of period	8,007	8,578
Cash and cash equivalents, end of period	$3,418	$6,773

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

Unaudited

(In thousands)

Note 1:          The company divested the assets of Data Destruction Services, Inc. (Data Destruction) during the quarter ended October 31, 2004.  The transaction required discontinued operations treatment under SFAS No. 144, therefore the operating results of Data Destruction have been reclassified from continuing to discontinued operations for the quarter ended July 31, 2004.

Note 2:          Non - GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose EBITDA (earnings before interest, taxes, depreciation and amortization, deferred costs and impairement charge) and Free Cash Flow, which are non-GAAP measures.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies within the industry, and assist investors in measuring our ability to meet capital expenditure and working capital requirements. For these reasons, we utilize these non-GAAP metrics to measure our performance at all levels. These measures do not represent, and should not be considered as alternatives to cash provided by operating activities as determined in accordance with GAAP.  Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as working capital or capital expenditures, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures

Following is a reconciliation of EBITDA to Cash Provided by Operating Activities:

	Three Months Ended
	July 31, 2004	July 31, 2005

Cash Provided by Operating Activities	$19,713	$22,621

Changes in assets and liabilities, net of effects of acquisitions and divestitures	3,799	(62)
Deferred income taxes	(1,755)	(1,721)
Provision for income taxes	2,209	2,483
Interest expense, net	7,088	7,350
Depletion of landfill operating lease obligations	(1,347)	(1,428)
Other income (expense), net	173	(48)

EBITDA	$29,880	$29,195

Following is a reconciliation of Free Cash Flow to Cash Provided by Operating Activities:

Three Months Ended July 31, 2005

EBITDA	$29,195
Add (deduct): Cash interest	(276)
Capital expenditures	(34,616)
Cash taxes	(528)
Depletion of landfill operating lease obligations	1,428
Change in working capital, adjusted for non-cash items	(6,795)

FREE CASH FLOW	$(11,592)

Add (deduct): Capital expenditures	34,616
Other	(403)
Cash Provided by Operating Activities	$22,621

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA TABLES

(Unaudited)

(In thousands)

Amounts of the Company’s total revenue attributable to services provided are as follows:

	Three Months Ended July 31,
	2004	2005
Collection	$61,690	$65,267
Landfill / disposal facilities	20,434	23,263
Transfer	11,596	11,649
Recycling	29,952	31,821
Total revenues	$123,672	$132,000

Components of revenue growth for the three months ended July 31, 2005 compared to the three months ended July 31, 2004:

		Percentage
Solid Waste Operations (1)	Price	4.4%
	Volume	1.0%
	Solid waste commodity price and volume	-0.2%
Total growth - Solid Waste Operations		5.2%

FCR Operations (1)	Price	1.4%
	Volume	3.2%
Total growth - Recycling Operations		4.6%

Rollover effect of acquisitions (as a percentage of total revenue)		1.5%

Total revenue growth		6.7%

(1) - Calculated as a percentage of segment revenues.

Solid Waste Internalization Rates by Region:

	Three Months Ended July 31,
	2004	2005
North Eastern region	59.4%	60.5%
South Eastern region	51.8%	51.9%
Central region	80.6%	78.2%
Western region	35.0%	41.2%
Solid waste operations	54.7%	56.9%

US GreenFiber Financial Statistics:

	Three Months Ended July 31,
	2004	2005
Revenue	$28,236	$31,599
Net loss	(137)	(140)
Cash flow from operations	1,420	(1,867)
Net working capital changes	182	(3,483)
EBITDA	$1,238	$1,616

As a percentage of revenue:

Net income	-0.5%	-0.4%
EBITDA	4.4%	5.1%